Exhibit 10.15

MARKETING AND SALES AGREEMENT

This AGREEMENT is made and entered into this 30 day of July, 2009 by and between The Amacore Group, Inc. a Delaware Corporation, with offices at 450 N Keller Rd, Maitland, Florida 32751 (“Amacore”) and Zurvita, Inc., a Delaware Corporation, with offices at 800 Gessner Rd, Suite 110, Houston, Texas, 77024 (“Zurvita”).

WHEREAS, AMACORE was primarily founded to be a provider and marketer of healthcare-related products (the “Amacore Products”);

WHEREAS, Zurvita is the wholly owned subsidiary of Amacore and is the seller of certain products (the “Zurvita Products”) as well as certain Amacore Products through the use of independent marketing representatives.  A list of the Amacore Products and the Zurvita products that utilize the Amacore Benefits (as hereinafter defined) that are sold through Zurvita’s sales representatives (the “Products”) is attached hereto as Schedule A;

WHEREAS, AMACORE and Zurvita desire to enter into an agreement under which Zurvita will continue to sell the Products through its various marketing techniques, including the use of independent marketing representatives;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

I. ADVERTISING & MARKETING

1.01
Services of AMACORE: AMACORE will provide merchant processing services to Zurvita in accordance with the “per-transaction charges” as detailed in Schedule B.  In addition, monthly accounting support, access to accounting software and assistance with the preparation and filing of documents required by the  Securities and Exchange Commission reporting requirements will be provided by Amacore at a fee of $13,000 per month.  Amacore will also continue to provide benefits being used within Zurvita products as well as any benefits utilized in any future Zurvita product at cost plus 15% (the “Amacore Benefits”).  For purposes of this Agreement, the “Amacore Benefits” will include the benefits attributed to each of the Products as set forth on Schedule A.

Zurvita’s Services: Zurvita will continue to utilize Amacore Benefits for those Zurvita’s products currently utilizing the Amacore Benefits and being actively marketed by Zurvita representatives.  Zurvita will offer Amacore a right of first refusal to provide the Amacore Benefits for future Zurvita products. Zurvita will have the right of first refusal on all new Amacore products to sell through its network of independent marketing representatives.  Zurvita will have ten business days from the date it is first notified of a new Amacore product to respond to Amacore in writing of its decision to sell the new Amacore product. Zurvita will be responsible for all credit card processing fees and will be responsible for the payment of all refunds, charge-backs and or/fines associated with such sales.

II. ZURVITA’S OBLIGATIONS

2.01            Indemnification: (a) Zurvita agrees to indemnify AMACORE forthwith on demand and hold AMACORE harmless against any and all expenses, damages and losses of any kind (including reasonable legal fees and costs) incurred by AMACORE in connection with any claims, actual or threatened, of any kind (including, without limitation, breach of contract, any claim of trademark or copyright infringement, libel, defamation, breach of confidentiality, false or misleading advertising or sales practices) arising from the advertisement and/or any material of the Zurvita to which users  are subjected too and any other contract entered into for the purchase of the advertised goods or services.

(b)            Zurvita will defend or settle at its own expense any action or other proceedings brought against AMACORE that relates to the advertisements and/or any material of the Zurvita to which users are exposed.. AMACORE shall notify the Zurvita promptly of any such claim and shall permit the Zurvita to assume and control the defense of such action with Counsel chosen by the Zurvita (who shall be reasonably acceptable to AMACORE) and shall not enter into any settlement or compromise of any such claim without AMACORE  prior written consent. The Zurvita shall pay any and all proper costs, damages and expenses (including but not limited to reasonable legal fees and costs) awarded against or incurred by AMACORE in any such action or proceedings.

2.02   Insurance: Zurvita shall carry at all times during the time that the Products are offered and sold. Commercial General Liability Insurance with a minimum of $2,000,000 per occurrence for bodily injury and/or property damage liability, said insurance to cover, liability arising from personal injury/advertising injury, products liability and/or contractual liability. All insurance policies shall be issued by insurance carriers licensed to do business in New York and which have an AM. Best rating of A VIII or better. AMACORE shall be named as additional insured on all insurance policies listed above and required hereunder. Insurance policies which are secured by Zurvita pursuant to this Agreement shall be “occurrence” type policies and shall not be ‘claims made” policies. All Certificates of insurance shall provide evidence of the type of policies being provided. Such insurance policies shall also provide that they may not be canceled or non-renewed without the insurance carrier endeavoring to provide thirty (30) days written notice to the AMACORE. Zurvita shall furnish AMACORE with certificates of such insurance within thirty (30) days after the execution of this Agreement.

2.03   Merchant Reserve Deposit – AMACORE has previously funded Zurvita an aggregate amount of $115,333 to secure merchant processing services with Paymentech.  When Paymentech releases the $115,333 reserve (the “Reserve”), to Zurvita, Zurvita will remit to Amacore the Reserve within five (5) business days of Zurvita’s receipt thereof.

III. LIMITATION OF LIABILITY

3.01            AMACORE will not be liable, in contract, tort (including, without limitation, negligence), pre-contract or other representations (other than fraudulent or negligent misrepresentations) or otherwise arising out of or in connection with these terms and conditions for any economic losses (including without limitation loss of revenues, profits, contracts, business or anticipated savings); or any loss of goodwill or reputation; or any special or indirect or consequential losses; in any case whether or not such losses were within the contemplation by either party at the date on which the event giving rise to the loss occurred, suffered or incurred by a party arising out of or in connection with the provisions of any matter contained in this Agreement. In particular, and without limitation, the Zurvita acknowledges that AMACORE will not be liable for such losses whether arising from a failure to publish an advertisement, or from the inaccuracy of any data contained in any advertisements (whether such inaccuracy arises from any action, or failure to act, of AMACORE, Zurvita or a third party).

3.02            Subject to the above, the liability of AMACORE in contract, tort, negligence, pre-contract or other representations or otherwise arising out of or in connection with these terms and conditions or the performance or observance of its obligations under this Agreement, and every applicable part of them shall be limited to the amendment of any inaccurate data in accordance with Section 3 above or in the event that AMACORE fails to electronically publish an advertisement, Zurvita’s sole remedy and AMACORE’s entire liability to the Zurvita shall be limited at AMACORE’s option to either a refund of the advertising fee or relevant portion thereof, or placement of the advertisement at another time in a comparable position.

3.03            Zurvita acknowledges that any website on which an advertisement is displayed is provided on an ‘as is and ‘as available” basis without any representation or endorsement. AMACORE makes no warranties of any kind, whether express or implied, in relation to such website, including but not limited to, implied warrants of satisfactory quality, fitness for a particular purpose, non-infringement, compatibility, security. accuracy, condition or completeness, or any implied warranty arising from course of dealing or usage or trade or that the Websites will meet any requirements or will be uninterrupted, timely, secure or error-free, that defects will be corrected, or that the Websites or the server that makes it available are free of viruses or bugs or are fully functional, accurate, or reliable.

3.04           AMACORE shall have the right to hold Zurvita or its agent liable for such monies as are due and payable for advertising which the Zurvita or its agent ordered and which advertising was published and displayed.

3.05            AMACORE is not liable for delays in delivery and/or non-delivery in the event of any situation beyond the control of AMACORE.

3.06            No conditions other than those set forth in the insertion order or this shall be binding unless expressly agreed to in writing. In the event of any inconsistency between the insertion order and this Agreement, this Agreement shall prevail.

IV. CONFIDENTIALITY

4.01            Restriction on Use of Confidential Information: (a) None of the parties hereto shall, during the term of this Agreement or at any time thereafter, communicate, divulge or use for the benefit of any other person, persons, partnership, association, corporation or entity any of another party’s confidential information, knowledge or know-how, A party hereto shall divulge such information only to such of its employees, financial advisors and legal representatives as must have access thereto in order to satisfy its obligations hereunder. All parties shall take all necessary precautions to ensure that their employees retain such information in confidence,

(b)            Any and all information, knowledge or know-how concerning the operation, products, services, procedures, policies, plans, strategies or customers of AMACORE and/or Zurvita shall be deemed confidential for purposes of this Agreement: provided. however, the parties shall not be required to treat any information as confidential information under this section if such information: (i) was publicly known at the time it was disclosed or becomes publicly known after disclosure without breach hereof by the receiving party; (ii) was known by the receiving party at the time of disclosure or becomes known to it from a part other than tile disclosing party who has the apparent right to disclose such information to the receiving party’s knowledge after due injury; (iii) is independently developed by the receiving party without reliance on the disclosed confidential information: (iv) is approved for disclosure by the disclosing party with the disclosing party’s prior written consent; or (v) is disclosed by the receiving party pursuant to judicial order, requirement of a governmental agency or other operation of law, provided that the receiving party informs the disclosing party promptly after receiving notice of its obligation to make such disclosure and takes reasonable steps to limit the scope

V. TERM, TERMINATION & MISCELLANEOUS

5.01            Term: The term of this Agreement (the “Term”) shall commence effective on the date hereof and shall continue for a period of five years (the “Initial Period”) unless sooner terminated, as provided herein.  This Agreement shall automatically extend for subsequent one year periods (the “Renewal Periods”) provided, however, each party shall have the right to terminate this Agreement at the end of the Initial Period or the Renewal Periods by providing written notice to the other party not later than 60 calendar days prior to the end of the Initial Period or Renewal Periods.

5.02   Termination of Agreement. This Agreement may be terminated by either party if the other party materially breaches this Agreement (which breach shall include the filing of a voluntary or involuntary bankruptcy petition against a party or the appointment of a receiver for any of the assets of a party) or any other agreements the parties have entered into. If such a breach occurs, the non-breaching party shall provide the breaching party with written notice of the breach, including specific details regarding the nature of the breach, The non-breaching party’s obligations under this Agreement shall be suspended when such notice is provided and will not be resumed until the breach is cured; provided, however, that all payments under this Agreement which were due before or on the date of receipt of the written notice of breach, shall be made, If the breaching party does not cure tile breach within thirty (30) days of receipt of notice of the breach, then the non-breaching party may provide the breaching party with written notice of the termination of this Agreement.

5.03   Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties and supersedes all prior agreements. understandings and representations relating to the subject matter, This Agreement may only be amended, modified or supplemented by a written agreement between AMACORE and Zurvita,

5.04   Governing Law. This Agreement shall be governed by and construed ill accordance with the laws of the State of New York, without regard to conflict of laws principles.  Litigation regarding any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction located in New York. New York and Zurvita consents to the jurisdiction of such court and to the service of process by mail.

5.05   Assignment. This Agreement or any part hereof shall not be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld

5.06   Relationship of the Parties, The relationship of AMACORE and Zurvita under this Agreement shall be that of independent contractors and nothing herein or in any related document or representation shall be construed to create or imply any relationship of employment, agency, partnership or any other relationship other than that of independent contractors, AMACORE and Zurvita acknowledge and agree that each is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.

5.07   Force Majeure. Neither party shall be in breach of this Agreement if any obligations required to be performed hereunder are postponed or delayed because of an act of God, natural disaster, catastrophe, accident, fire, labor dispute, lockout, strike, riot or civil commotion, act of public enemy, governmental act, regulation or rule, failure of technical facilities, a day of national mourning, emergency or other circumstance or event beyond the control of the parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first written above.

THE AMACORE GROUP, INC.

By: /s/ Jay Shafer
Name: Jay Shafer
Title: Chief Executive Officer

ZURVITA, INC.

By: /s/ Jay Shafer
Name: Jay Shafer
Title: Chief Executive Officer

Exhibit A – Products

Zurvita Care Saver – A personal discount program at restaurants, movie theaters, retailers, daily services, personal care and pet care providers.  Includes a virtual mall featuring a cash back program and 30 minutes free access to a phone conceirge service.  The Amacore Benefits included in the Product are the following:

VIR
Phoneternet
Access Dev
Pet Assure

Zurvita Health – A membership program that combines benefits and services for access to discounted medical services.  The Amacore Benefits included in the Product are the following:

TelaDoc
HealthTrans
EyeMed
DXL
Beltone
Karis

Zurvita Protection – A program offering services that protect against today’s most common legal issues and security concerns.  Includes legal assistance, tax preparation, credit restoration, ID theft assistance and roadside assistance.  The Amacore Benefits included in the Product are the following:

Legal Club
Halo Management
NationalSafe Dr.

Zurvtia Tech – A program that provides technical support and assistance with computer problems on a 24/7 basis. The Amacore Benefit included in the Product is the following:

Ocenture

Zurvtia Home Guard – A home warranty program protecting members against costly repairs and replacement on a wide variety of home appliances.  The Amacore Benefit included in the Product is the following:

Universal Administration

Exhibit B -  Merchant Processing Fee

Per MasterCard and Visa SALES RECORD	$0.40
Per Discover Settled SALES RECORD	$0.40
Per American Express Card SALES RECORD	$0.40
Per MCI, and VISA, CPU (Central Processing Unit) Authorization	$0.07
Per Discover Settled CPU (Central Processing Unit) Authorization	$0.08
Per American Express CPU (Central Processing Unit) Authorization	$0.08
Per NetConnect Fee	TBD
Per NetConnect Monthly Fee	TBD
Per Paymentech Gateway Transaction	TBD
Monthly Paymentech Gateway Fee (per division)	TBD
Per Point of Sale Terminal Item Authorized	$0.08
Per Point of Sale Item Authorized Wireless	$0.08
Per Point of Sale Item Authorized TCP/IP	$0.08
Per Point of Sale Item Authorized Special/Misc.	$0.08
Per Point of Sale Item Authorized Frame Relay	$0.08
Per Point of Sale Item Authorized Lease Line	$0.08
Per Point of Sale Item Authorized Netconnect TCP/IP	TBD
Per Point of Sale Terminal Item Disposited	$0.10
Per Voice Authorization	$0.09
Per Voice AVS (Address Verification Service) Authorization	$1.75
Per Voice Authorization Referral	No Charge
Per Voice Referrals/Number of Minutes	$0.90/per min
Per Audio Response Unit Authorization	$0.65
Per MCI, and VISA CHARGEBACK Processed/Represented	$20.00
Per Discover Settled CHARGEBACK Processed/Represented	$20.00
Per MCI and VISA Collection, Pre-Arbitration & Compliance	$20.00
Per Discover Settled Collection, Pre-Arbitration & Compliance	$20.00
ACH (Automated Clearing House) Funds Transfer	$2.50
Wire Funds Transfer	$10.00
Monthly Fax/Mail Reporting Fee (if applicable)	$50.00
Postage, Supplies, Equipment & Other Services	Charge as used
Supplemental Products	Quoted as Requested
Other Communication Services	Quoted as Requested